SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                                (Amendment No. 4)



                               Intelli-Check, Inc.
                              ---------------------
                                (Name of Issuer)



                          Common Stock, $.001 par value
                              ---------------------
                         (Title of Class of Securities)


                                   45817G 102
                              ---------------------
                                 (CUSIP Number)


                                  May 22, 2002
                              ---------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [X] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


       1.  NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Kevin M. Messina

       2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                    (a)      |__|
                    (b)      |__|

       3.  SEC USE ONLY


       4.  CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States of America

           NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

       5.  SOLE VOTING POWER

                    301,090


       6.  SHARED VOTING POWER

                    N/A

       7.  SOLE DISPOSITIVE POWER

                    301,090

       8.  SHARED DISPOSITIVE POWER

                    N/A

       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    301,090
      10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                              |__|

      11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    3.4%
      12.  TYPE OF REPORTING PERSON*

                    IN

ITEM 1(A).  NAME OF ISSUER:

         Intelli-Check, Inc.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         246 Crossways Park West
         Woodbury, New York 11797

ITEM 2(A).  NAME OF PERSON FILING:

         Kevin M. Messina

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         1103 Court North Drive
         Melville, New York 11747

ITEM 2(C).  CITIZENSHIP:

         United States

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

         Common Stock, $.001 par value

ITEM 2(E).  CUSIP NUMBER:

         45817G 102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR RULE 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable.

ITEM 4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 301,090.

     (b)  Percent of class: 3.4%.

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 301,090.

          (ii) Shared power to vote or to direct the vote: N/A.

          (iii) Sole power to dispose or to direct the disposition of: 301,090.

          (iv) Shared power to dispose or to direct the disposition of: N/A.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.

ITEM 10.  CERTIFICATIONS.

         Not Applicable.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             May 30, 2002
                               ------------------------------------------------
                                                (Date)

                                          /S/ KEVIN M. MESSINA
                               ------------------------------------------------
                                            Kevin M. Messina